Free Writing Prospectus
Dated August 7, 2023
Filed Pursuant to Rule 433
Registration Statement No. 333-267676

DOUBLEVERIFY ANNOUNCES LAUNCH OF SECONDARY OFFERING BY SELLING STOCKHOLDERS

NEW YORK, New York, August 7, 2023 — DoubleVerify Holdings, Inc. (NYSE: DV) (“DoubleVerify”) today announced the launch of an underwritten offering of 12,500,000 shares of its common stock by Providence VII U.S. Holdings L.P. and Providence Butternut Co-Investment L.P. (collectively, “Providence”). The shares will be offered to the public at a fixed price, which may be changed at any time without notice. The underwriters will have a 30-day option to purchase up to an additional 1,875,000 shares of common stock from Providence. DoubleVerify will not receive any proceeds from the sale of shares in the offering.

Goldman Sachs & Co. LLC and Barclays are acting as the underwriters in the offering.

The offering of common stock is being made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus relating to the offering may be obtained from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, by facsimile at (212) 902-9316, or by email at prospectus-ny@ny.email.gs.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by email at Barclaysprospectus@broadridge.com.

A registration statement relating to these securities was filed with the U.S. Securities and Exchange Commission on September 30, 2022 and became effective automatically. The registration statement may be obtained free of charge at the SEC’s website at www.sec.gov under “DoubleVerify Holdings, Inc.” This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

About DoubleVerify

DoubleVerify is a leading software platform for digital media measurement and analytics. Our mission is to make the digital advertising ecosystem stronger, safer and more secure, thereby preserving the fair value exchange between buyers and sellers of digital media. Hundreds of Fortune 500 advertisers employ our unbiased data and analytics to drive campaign quality and effectiveness, and to maximize return on their digital advertising investments – globally.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the proposed secondary offering. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Investor Relations

Tejal Engman

DoubleVerify

IR@doubleverify.com

Media Contact

Chris Harihar

Crenshaw Communications

646-535-9475

chris@crenshawcomm.com